Exhibit 3.3

Translated from Hebrew

Ministry of Justice	(Emblem of the State)	Companies Registrar

State of Israel

Companies Law 5759 – 1999

CHANGE OF COMPANY NAME CERTIFICATE

I hereby confirm that in reliance of a decision and in accordance with Section 31(b) of the Companies Law 5759 -1999 the company changed

R.R. Satellite Communications Ltd. (Hebrew)

R.R. Satellite Communications Ltd.

Its name and from now on will be called

RRSAT GLOBAL COMMUNICATIONS NETWORK LTD. (Hebrew)

RRSAT GLOBAL COMMUNICATIONS NETWORK LTD.

Granted by my signature in Jerusalem

21 Av 5766

15/08/2006

Company No. 510896293

( - )

Yehuda Katz, Adv.

On behalf of Companies Registrar